Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)	Golden Gaming, LLC 6595 South Jones Blvd. Las Vegas, NV 89118 702-893-7777 702-891-4202 (fax) www.ggilv.com

FOR FURTHER INFORMATION CONTACT:

Lakes Entertainment, Inc.	Golden Gaming, LLC
Timothy Cope 952-449-7030	Jesse Scott, The Firm, 702-739-9933 ext. 228

FOR IMMEDIATE RELEASE:

January 26, 2015

LAKES ENTERTAINMENT AND GOLDEN GAMING

ANNOUNCE MERGER AGREEMENT

MINNEAPOLIS, January 26, 2015 - Lakes Entertainment, Inc. (LACO) and Sartini Gaming, Inc. (“Golden Gaming”), which owns and operates Golden Gaming, LLC, announced today that they have entered into an Agreement and Plan of Merger (the “Merger Agreement”). Golden Gaming is a leading owner and operator of distributed gaming, taverns and casinos, all of which are focused on the Nevada local gaming market. At closing, Golden Gaming will combine with a wholly-owned subsidiary of Lakes Entertainment, Inc. (“Lakes”) with Golden Gaming surviving as a wholly-owned subsidiary of Lakes. Lakes will remain publicly traded and be renamed Golden Entertainment, Inc. upon closing.

Under the terms of the Merger Agreement, Lakes is valued at $9.57 per share (representing an approximate 37% premium to the closing share price for Lakes common stock on January 23, 2015), subject to working capital and various other adjustments under the Merger Agreement. The value of Golden Gaming under the Merger Agreement will be determined by multiplying 7.5 times Golden Gaming’s trailing twelve-month consolidated earnings before interest, taxes, depreciation and amortization, less debt and subject to working capital and various other adjustments.  Based on current September 30, 2015 financial estimates and assumptions, the legacy Golden Gaming shareholder would be issued 7,858,145 shares of Lakes common stock under the Merger Agreement, which would represent approximately 35.7% of the total fully diluted post-merger shares of Lakes common stock. Lakes’ current shareholders (assuming the exercise of all outstanding options to acquire Lakes common stock) would retain approximately 64.3% of the total post-merger shares of Lakes common stock.

In addition, Lakes will seek to monetize non-core assets prior to closing. Lakes sold all of its interest in Rock Ohio Ventures, LLC to an unrelated third party pursuant to a Membership Interest Purchase Agreement, dated effective as of January 25, 2015, between Lakes and DG Ohio Ventures, LLC for $750,000. Additionally, Lakes shareholders (other than the legacy Golden Gaming shareholder, except with respect to taxes) will be entitled to a possible cash dividend related to any net proceeds the combined company receives from monetizing Lakes’ existing note receivable from the Jamul Indian Village, provided that the combined company enters into an agreement to monetize the note within three years after the merger closes, and receives any amounts due thereunder no later than three years after the Jamul casino opens.

Contemporaneous with entering into the Merger Agreement, Lakes has also amended and restated its Rights Agreement dated as of December 12, 2013, to preserve its ability to utilize approximately $89 million of federal net operating tax loss carryforwards by, among other things, lowering the voting securities ownership threshold of an acquiring person from 15% to 4.99%, and making such other changes which Lakes deemed necessary to effectuate the purposes of the Rights Agreement in light of the transactions contemplated by the Merger Agreement.

Blake L. Sartini, currently Chief Executive Officer of Golden Gaming, will be named the Chairman and Chief Executive Officer of the combined company at closing.  Lyle Berman, currently Chairman and Chief Executive Officer of Lakes, will continue as a board member of, and will sign a three-year consulting agreement with, the combined company. Tim Cope, currently President and Chief Financial Officer of Lakes, will also continue as a board member of, and consultant to, the combined company.

“We are excited to announce this transaction, and are thrilled to partner with Golden Gaming, which has done an outstanding job of building a premier diversified gaming company in the state of Nevada,” said Mr. Berman. “The combination of our strong balance sheet and Rocky Gap asset, and Golden Gaming’s casinos and distributed gaming platform, makes the combined company truly unique in the marketplace. Lakes’ cash on hand will facilitate Golden Gaming’s pursuit of growth opportunities and the refinancing of its debt. We believe the combined company will be well positioned to expand not only in Nevada, which has the most stable tax and regulatory record in the country, but also into other jurisdictions.”

“We believe that this transaction establishes a truly diversified gaming company, uniquely positioned to capitalize on a wide spectrum of opportunities,” added Mr. Sartini. “Golden Gaming is the market leader in distributed gaming as well as tavern operations throughout Nevada, and is well positioned with our market leading casino resorts in Nye County. As a result, this merger with Lakes provides the opportunity to expand our business dramatically, both in and outside of Nevada, with the support of a strong balance sheet, the Rocky Gap asset in Maryland and an aggressive and experienced management team.”

Together, the combined company will operate approximately 9,250 slot machines and video lottery terminals in Nevada and Maryland across four casino properties, 48 taverns and over 600 route locations. Lakes and Golden Gaming estimate that on a combined pro forma basis 2015 annual net revenues and adjusted EBITDA will be $348.1 million and $42.5 million, respectively, including $3.0 million of anticipated cost synergies. Additionally, it is estimated that combined pro forma 2015 operating free cash flow and adjusted net income will be $33.7 million and $13.3 million, respectively, including a full year of the anticipated benefit of refinancing Lakes and Golden Gaming indebtedness.

The merger is anticipated to close by year-end 2015 and is subject to customary regulatory and other closing conditions being satisfied, including approval by Lakes’ shareholders of the issuance of the Lakes shares in connection with the merger.

Macquarie Capital is serving as Lakes’ exclusive financial advisor. Gray, Plant, Mooty, Mooty & Bennett, P.A. is serving as legal counsel to Lakes.  Union Gaming Advisors, LLC is serving as Golden Gaming's financial advisor. Latham & Watkins LLP is serving as legal counsel to Golden Gaming.

Conference Call

Lakes and Golden Gaming management will conduct a conference call to discuss the proposed transaction on Wednesday, January 28, 2015, at 12:00 p.m. Central Time.  Interested parties may participate in the call by dialing 866-515-2910 and entering participant passcode 93064412.

The conference call will be webcast live via the Investor section of Lakes’ website at www.lakesentertainment.com.  To listen to the live webcast please go to the website at least 15 minutes early to register, download and install any necessary audio software.

If you are unable to listen live, the conference call will be archived on the Investor section of the Lakes’ website at www.lakesentertainment.com and on Golden Gaming’s website at www.ggilv.com. If you do not have Internet access and want to listen to an audio replay, call 888-286-8010 and enter conference call passcode 62599403. The conference call archives and the audio replay will be available beginning at 1:00 p.m. Central Time, January 30, 2015 until 12:00 p.m. Central Time, February 4, 2015.

About Lakes Entertainment, Inc.

Lakes Entertainment, Inc. currently owns the Rocky Gap Casino Resort near Cumberland, Maryland. For more information, please visit www.lakesentertainment.com.

About Golden Gaming, LLC

Golden Gaming has three distinct business lines: (1) Golden Route Operations (“GRO”), which is Nevada’s largest slot route operator with more than 7,600 machines in approximately 600 locations throughout the state. Originally founded in 1986 as Southwest Services, GRO is a licensed, established local route operator of gaming devices for bars, taverns, convenience and grocery stores; (2) Golden Casino Group (“GCG”), which currently owns and operates three casinos: Pahrump Nugget Hotel & Casino, Gold Town Casino and Lakeside Casino & RV Park. GCG employs more than 500 team members, making it the largest employer in Nye County; and (3) PT’s Entertainment Group (“PTEG”), which is Nevada’s largest tavern operator with 48 establishments. PTEG’s Southern Nevada holdings include PT’s, Sierra Gold and Sean Patrick’s. PTEG operates under two brands in Northern Nevada: Sierra Gold and Sierra Junction. For more information, please visit www.ggilv.com.

Forward-Looking Statements

Statements in this press release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding the estimated value of Lakes and Golden Gaming in connection with the merger; the amount of shares to be issued to the legacy Golden Gaming shareholder under the Merger Agreement and the expected post-closing shareholdings of legacy Company and Golden Gaming shareholders; the expected benefits of a potential combination of Lakes and Golden Gaming and expectations about future business plans, prospective performance (including estimated combined pro forma financial performance for 2015) and opportunities; the expected timing of the completion of the transaction; the obtaining of required regulatory approvals and approval by Lakes’ shareholders; the monetization of non-core assets and the note receivable from the Jamul Indian Village; and the ability of Lakes to utilize its NOLs to offset future taxable income. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should”, “will” or similar words intended to identify information that is not historical in nature. These forward-looking statements are based on current expectations and assumptions of management of Lakes and Golden Gaming and are subject to risks, uncertainty and changes in circumstances that could cause the actual events and results in future periods to differ materially from the expectations of Lakes and Golden Gaming and those expressed or implied by these forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. These risks, uncertainties and changes in circumstances include (a) the possibility that the merger does not close when expected or at all; (b) the ability and timing to obtain required regulatory approvals (including approval from gaming regulators) and Lakes’ shareholder approval, and to satisfy or waive other closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or that the parties to the Merger Agreement may be required to modify aspects of the transaction to achieve regulatory approval; (c) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the merger to fail to close; (d) the ability of Lakes and Golden Gaming to promptly and effectively integrate their respective businesses; (e) the outcome of any legal proceedings that may be instituted in connection with the transaction; (f) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed merger; (g) Lakes’ ability to monetize non-core assets prior to the closing of the transaction and to monetize the Jamul Indian Village note on terms that generate net cash proceeds to the Company or at all; (h) the ability to retain key employees of Lakes and Golden Gaming; (i) that there may be a material adverse change affecting Lakes or Golden Gaming, or that the respective businesses of Lakes or Golden Gaming may suffer as a result of uncertainty surrounding the transaction; (j) the occurrence of an “ownership change,” as defined in Section 382 of the Internal Revenue Code; and (k) the risk factors disclosed in Lakes’ filings with the Securities and Exchange Commission ("the SEC"), including its Annual Report on Form 10-K, which was filed on March 14, 2014. Forward-looking statements reflect Lakes’ and Golden Gaming’s management’s analysis and expectations only as of the date of this press release, and neither Lakes nor Golden Gaming undertake to update or revise these statements, whether written or oral, to reflect subsequent developments, except as required under the federal securities laws. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Additional Information and Where to Find It

This press release may be deemed to be solicitation material for the shareholder vote with respect to the issuance of shares of Lakes common stock under the Merger Agreement. In connection with the Merger Agreement, Lakes intends to file relevant materials with the SEC, including a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement will be mailed to the Lakes’ shareholders. This press release does not constitute a solicitation of any vote or proxy from any shareholder of Lakes. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS OR MATERIALS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE DEFINITIVE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT LAKES, GOLDEN GAMING AND THE PROPOSED MERGER. Investors may obtain free copies of the definitive proxy statement, and other relevant materials and documents filed with the SEC (when they become available), without charge, at the SEC’s web site at www.sec.gov. In addition, investors may obtain free copies of the definitive proxy statement, and other relevant materials and documents filed with the SEC by directing a written request to Investor Relations, Lakes Entertainment, Inc., 130 Cheshire Lane, Suite #101, Minnetonka, MN 55305, or by accessing Lakes’ website at www.lakesentertainment.com under the heading “Investors” and then “SEC Filings.”

Participants in the Solicitation

Lakes, Golden Gaming and their respective directors, executive officers and certain other members of management and employees may be deemed to be “participants” in the solicitation of proxies from shareholders of Lakes in connection with the proposed transaction, including with respect to the issuance of shares of Lakes common stock under the Merger Agreement. Information about Lakes’ directors and executive officers is available in Lakes’ definitive proxy statement, dated July 23, 2014, for its 2014 annual meeting of shareholders. Additional information regarding participants in the proxy solicitation and a description of their interests in the proposed transaction will be contained in the proxy statement that Lakes will file with the SEC in connection with the proposed transaction and other relevant documents or materials to be filed with the SEC regarding the proposed transaction.

Financial Information and Non-GAAP Financial Measures

All years represented in this presentation are fiscal years unless otherwise indicated. Lakes’ fiscal year is the 52 or 53 weeks ending the Sunday closest to December 31 of the specified year. For example, references to the 2015 fiscal year refer to fiscal year ending on January 3, 2016. Golden Gaming’s fiscal year ends on December 31 of each year. This press release includes actual, projected and combined information with respect to Lakes and Golden Gaming. Information relating to Golden Gaming and combined information are presented for illustrative purposes only and do not purport to be indicative of what Lakes’ or Golden Gaming’s actual and combined business, financial condition or results of operations will be if the transaction is consummated.

This press release contains certain financial measures that are not in accordance with generally accepted accounting principles (“non-GAAP”). A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) in the statements of income, balance sheets or statements of cash flow of the company. These measures are presented as supplemental disclosures because they are widely used measures of performance and bases for valuation of companies in our industry. EBITDA is defined as net income before interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA (adjusts EBITDA to remove the effects of one-time items including pre-opening expenses, impairments and other losses, gains and losses on non-operating assets and liabilities, discontinued operations and transition expenses related to acquired operations. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments, and certain regulatory gaming assessments which can be significant. Operating Free Cash Flow represents Adjusted EBITDA less maintenance capital expenditures, change in working capital and income taxes. Adjusted Net Income represents net income before gain or loss from non-core assets and a full year of the estimated benefit of refinancing Lakes and Golden Gaming indebtedness. The pro forma presentations of these non-GAAP measures reflect current estimates of the combined results of Lakes and Golden Gaming only. The disclosure of EBITDA, Adjusted EBITDA, Operating Free Cash Flow, Adjusted Net Income and other non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. EBITDA, Adjusted EBITDA, Operating Free Cash Flow and Adjusted Net Income should be considered in addition to, and not as a substitute, or superior to, net income, operating income, cash flows, revenue, or other measures of financial performance prepared in accordance with GAAP.

# # #

5